Exhibit 99.3

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES THE LEASE OF AN ADDITIONAL REFINED COAL FACILITY

•	Leased and Sold Refined Coal Facilities Treating More than 42 Million Tons per Year

HIGHLANDS RANCH, Colorado, November 20, 2014 - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) today announced that Clean Coal Solutions, LLC (“CCS”), a joint venture among the Company’s subsidiary ADA-ES, Inc., an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc., has leased an additional Refined Coal (“RC”) facility to an existing RC investor. As part of the transaction, CCS has received more than $17 million in upfront cash payments. The RC facility is located at a coal plant that has historically burned more than 6 million tons of coal per year.

CCS now has 16 RC facilities that are in full-time operations and are located at coal plants that collectively have historically burned more than 50 million tons of coal per year. Twelve of these RC facilities, which are located at coal plants that have historically burned more than 42 million tons of coal per year, are fully or partially leased or sold to four different RC investors, and are expected to generate more than $150 million in annual revenues to CCS. ADA-ES, Inc. owns 42.5% of CCS.

Dr. Michael D. Durham, President and CEO of Advanced Emissions Solutions said, “We are pleased to have leased an additional RC facility and we look forward to working with this utility and RC investor in the future. We continue to work toward maximizing the cumulative cash flows we receive from CCS by focusing on increasing the total tons of coal treated by our 28 RC facilities and look forward to additional successes in the coming months as additional RC facilities begin full-time operation and are leased or sold to RC investors.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected timing and tonnage of operations of RC facilities, expected timing of the lease or sale of RC facilities, revenues, cash flows and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; inability to begin full time operations or to continue sales or leases of RC facilities to RC investors; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; impact of the weather and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com